EXHIBIT 99.2


               The Reader's Digest Association, Inc.


                       2Q 2006 EARNINGS CALL
                         January 26, 2006

                Eric W. Schrier, President and CEO


Thanks, Rich, and good morning.

As this is my first earnings call in my new role, I thought it would be a good idea to start by telling you something about my style. I like to keep things informal, yet direct. I know you're busy. And I know you have read the press release. So I hope to keep our calls focused on those things that are important to us, and to you. I want to be as open with you as possible but always mindful of our various competitive situations. And if you find that over time you're not getting what you need, I hope you'll let Rich and me know.

The first thing you'll see in our announcement is the Books Are Fun write-down of its goodwill. Of course it's a non-cash item. But it's a big number, and it does reflect the reality of diminished performance at a unit that had been going great guns for several years after we acquired it in 1999.
As the North American leader in display marketing, Books Are Fun has become the focal point of intense competition. This and other factors have temporarily squeezed its margins, and we've had to focus our time and resources on rep recruitment and retention. The truth is we've retained the vast majority of our people, including our best people. But no question, this has been a disruption.

I want to make it clear to our employees, to the competition, and to you that we have not lost one ounce of faith in this business. Books Are Fun has a model that really works. It has the largest and most experienced sales force in the business. It offers customers incredible value and convenience, and they love it. The display-marketing space is still under-penetrated, which means we expect there to be a lot of upside over the long term. Despite setbacks, this unit is profitable and provides us with a sizeable marketing channel distinct from direct mail. It gives us a retail outlet for products made by our Books and Home Entertainment division and magazines like Every Day with Rachael Ray and, more and more, books produced by Reiman .
Increasingly, we are also selling Books Are Fun proprietary products through other RD channels.

Over the past few years you've been hearing about the problems of sales-rep turnover at Books Are Fun - and, for that matter, at QSP. I am encouraged that QSP has made tremendous progress in stabilizing its sales force, and this has helped improve profits significantly during the first half of this year. Can we say the same for Books Are Fun? Not yet. But we will.

So just how are we going to do that?

One: We're engaged in an expansive program to retain, recruit, and train salespeople with the capacity to become high producers, and replace those we've lost. And our newer reps are joining a force that is both seasoned and motivated. I personally met with many of our reps and field managers two weeks ago at the annual Books Are Fun sales conference. These folks are smart, upbeat, real American entrepreneurs who care about their families and their customers. And as a corporation, we are not going to let these people down.

Two: We are working on the business from top to bottom to make sure it continues to be best of breed. That means working on the things that made Books Are Fun successful - great products, great timing, great promotions, and our strong bond with our host accounts.

Three: As you might know, I've asked Tom Gardner, one of our most seasoned executives, to take Books Are Fun under his wing and run the business with Joel Feigenbaum, Books Are Fun's President. Tom has achieved tremendous results the past 5 years by turning around several of our largest divisions, and he's no shrinking violet when it comes to operating in a competitive environment.

Four: And to make sure that it is a fair fight, we are pursuing all available avenues to protect the legal rights of Books Are Fun. By that I mean we're in Federal Court right now seeking to enforce a significant non-compete and non-solicitation agreement and we will be asking for all appropriate relief for any breaches of that agreement. Mike Geltzeiler will have more to say on this.

Do I believe Books Are Fun will get back on track?  You bet.  Do
I think its bottom line will grow? No question. We can and are taking the steps necessary to restoring the healthy margins that this business enjoyed not long ago.

Our sales people are energized, and we will make sure they have the tools they need to win. They see the tremendous advantage of being part of a successful company that conducts itself with integrity and is supported by the incredible global resources of the Reader's Digest Association.


Beyond Books Are Fun, our largest businesses--North America and International--performed on or ahead of our expectations in the second quarter. These two segments represent about $2 billion in revenues. And QSP, the other piece of our Consumer Business Services segment, came in with higher profits. In fact, year to date profits at QSP are up double digits. So, overall, excluding the non-cash charge, our results were about as we expected. In a few moments, Mike will cover the key financial highlights in the quarter, but most importantly, we remain on track to achieve full-year guidance:

  - That is, Earnings Per Share in the range of 90 cents to a dollar, excluding charges.
  - Total revenue growth in the low to mid-single digits, on a currency-neutral basis.
  - And double-digit operating profit growth, despite higher investment spending.

RD North America is on track to achieve low-to-mid-single-digit revenue growth and double-digit profit growth. RD International was expected to grow its revenues and profits by mid-single digits. We continue to believe that revenues will indeed grow at that rate, but Tom Gardner and I now feel bullish enough to say we're expecting profits in International to be even stronger...up by low double digits.

Consumer Business Services includes Books Are Fun, and this will likely be down for the year, although we continue to expect high double-digit profit growth at QSP.

Now let's talk about our new initiatives. I am sure you'll agree that sustained growth requires more than just stabilizing and fine-tuning what you have. It requires investment and development. For RDA, this means creating new products and funding new businesses that have the potential to make significant contributions to revenue and profit growth.

Right now we are focusing on three major initiatives. The first is Every Day with Rachael Ray, our newest magazine. Second is Taste of Home Entertaining, a very different line of business. And third is geographic expansion, exporting our products and our business model to more and more new countries.

All three of these major initiatives are running well ahead of plan, and all three made giant strides during the second quarter.

Every Day with Rachael Ray, whose second issue just hit the newsstands yesterday, has proven to be one of the most exciting new launches in quite some time - not just for us, but for the entire industry.

The reception has been so great that we have just announced two advertising rate base increases to take effect within this calendar year. The second increase, scheduled for the fall, will take this new magazine to a circulation of 750,000, up from 350,000.

Every Day with Rachael Ray has been flying off the newsstand shelves and retailers have been calling us to make sure that we will guarantee them a large enough allotment of copies. Our strongest source of new subscribers so far has been the Internet, with QSP a close second, followed by insert cards coming from the copies sold at newsstand. Feedback from readers has been sensational, and of course the timing of this launch is ideal, as Rachael is about as hot as you can get. For us, this magazine makes a powerful statement to advertisers and to readers, who in many cases are younger and a different demographic from many of our longtime customers. And it reaffirms this company's leadership position in the large and competitive food affinity.

The second big investment we are making this year is Taste of Home Entertaining, a new kind of enterprise that we're building from scratch. This is a home party plan business that markets merchandise directly to consumers - high demand products that relate to entertaining in the kitchen, dining room, and backyard. At the heart of this concept is a person we're calling a consultant. That's the individual who recruits and helps host events, turning on an entire neighborhood to our products. This business is officially slated to launch in May. We are on track to meet that date and because of the tremendous reception this concept has received in the industry, we now expect to launch with at least twice as many consultants as we had originally projected.

Our third new initiative is, of course, our ambitious international expansion. When Tom Gardner and his team launched a new book business in Romania two years ago, it was our first new country launch in about a decade. The response was terrific. Romania quickly became profitable, and by this past fall we were headed to press with a brand new Romanian edition of Reader's Digest magazine, at the time the 49th edition of our flagship.

But that was just the beginning. We saw that there were similar opportunities throughout Central Europe, where relatively new Democracies are fascinated by things from the West, and where so many people read. Quickly we followed with launches in Croatia, Slovenia and Ukraine. In the first half of this fiscal year, we added Serbia and Bosnia, and Lithuania. And the response has been outstanding. Through the end of the second quarter, in these three new markets, we already had about 300,000 book orders.

And now, I'm thrilled to tell you that later today we are announcing new launches in United Arab Emirates, Bulgaria and Kazakhstan. These are exciting new markets, each one of them.

This brings to 10 the number of new countries launched in less than two years. We have clearly entered the next great era of global expansion in the history of The Reader's Digest Association. Together these countries are already making an important difference in our revenue and profit performance. In fiscal 2006, for example, our new countries will contribute more than $30 million in revenue, at healthy margins.

And that's not all. We expect to test at least three more countries by the end of this fiscal year, and several more in FY
07.

It is my conviction that these three new initiatives--Rachael Ray magazine, Taste of Home Entertaining, and global expansion--will create shareholder value not only in the form of providing incremental revenues and profits... but they also will:

  -   broaden our reach beyond direct mail
  -   provide us access to new customer groups
  - and allow us to leverage our content via multiple distribution channels and countries

These three initiatives also reinforce and underscore our commitment to the strategy that we outlined this summer: 1) to diversify and extend our core businesses; 2) to deepen our relationships with existing and new customers around selected affinities; and 3) to leverage our global scale. And as part of the imperative for us to create new products and services that our customers want, when they want them, and where they want them, we are accelerating our efforts in new media. We have started to roll out new digital products like the Taste of Home Recipe Finder with more than 12,000 kitchen-tested recipes, but we are only at the beginning of our push to become a more significant player in this space. There will be more to come on future calls about our longer-term digital ambitions.

Overall, we are very comfortable that we have identified the right level of investment for the business in Fiscal 2006, and we are comfortable with our debt at approximately 2.5 times EBITDA.

As a result, we have decided to continue to use our cash to enhance shareholder value through dividends and share repurchases. In fact, we have accelerated our share repurchase program and anticipate spending most of our $100 million authorization in fiscal year 2006.

Now I'd like to introduce CFO Mike Geltzeiler to take you through the financial report. After that, Mike, Rich and I would be happy to take your questions.